Exhibit 99.1

ARIAD Announces Key Strategic Objectives for 2015 Expected to Lead Company to Profitability in Three Years

Iclusig Commercial Opportunity Expected to Expand -- Three New Clinical Trials to Begin in 2015, including a Global, Randomized Trial of Iclusig vs. Nilotinib in Second-Line CML

CAMBRIDGE, Mass.--(BUSINESS WIRE)--January 13, 2015--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced its key strategic objectives for 2015, details of which will be presented at the 33rd Annual J.P. Morgan Healthcare Conference on January 14, 2015 in San Francisco, California. These objectives are focused on expanded commercial, research and development, and new business development initiatives that together are expected to lead ARIAD to sustained profitability beginning in 2018 without the need for additional equity capital to fund its operations.

“We made excellent progress over the past year to successfully re-launch Iclusig® (ponatinib) in the U.S., to expand Iclusig’s commercialization in Europe, and to better understand ponatinib’s benefit/risk profile using lower doses,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Additionally, we secured an experienced Japanese partner for Iclusig, an important step in expanding its global commercial opportunity. We also advanced our pipeline, moving brigatinib -- our investigational ALK inhibitor -- into a pivotal trial and nominating our next internally discovered oncology drug candidate -- AP32788 -- into development. As we begin 2015, we are focusing our investment on value-driving clinical initiatives and positioning the Company for solid growth with the key objective of achieving sustained profitability in three years.”

ARIAD management will provide detail on its corporate strategy for the next several years. This new focus includes:

  Expanding the global commercial opportunity for Iclusig through a Japan/Asia partnership with Otsuka Pharmaceutical Co., Ltd., and additional regional distributorships,
  Leveraging its existing commercial infrastructure and investment, particularly in Europe,
  Securing a broad co-development and co-commercialization partnership for brigatinib (AP26113) that will accelerate the study of brigatinib in earlier lines of treatment,
  Investing in three randomized clinical trials to evaluate Iclusig in earlier lines of treatment and potentially to expand its addressable market,
  Advancing its new development candidate, AP32788, into the clinic, and
  Achieving sustained profitability in 2018 by reaching global product revenue of more than $400 million.

Evaluating Iclusig in Earlier Lines of Chronic Myeloid Leukemia (CML)

Three key Iclusig clinical trials will begin in 2015 including a randomized, Phase 3 trial in patients with chronic-phase CML (CP-CML) who have experienced failure after imatinib therapy. This second-line, global trial will evaluate two doses of Iclusig vs. the standard dose of nilotinib. The primary endpoint of the trial will be major molecular response (MMR) by 12 months. The trial is expected to open to patient enrollment in the second half of 2015 and will be integral to potentially expanding Iclusig into earlier lines of treatment. We expect that approximately 500 patients will be enrolled in this trial.

We will begin patient enrollment in a dose-ranging, third-line trial of Iclusig in patients with CP-CML, who have become resistant to at least two prior tyrosine kinase inhibitors (TKIs). This global, randomized trial will evaluate three starting doses of Iclusig in patients with refractory CP-CML. The trial is expected to inform the optimal use of Iclusig in these patients and will begin by mid-2015. We expect that approximately 450 patients will be enrolled in this trial.

An early-switch trial of Iclusig in second-line CP-CML patients will also begin in the United Kingdom. This investigator-sponsored trial (SPIRIT3) will be coordinated by the Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute (NCRI) CML Working Group. It will enroll newly diagnosed patients with CP-CML, who will be randomized to either imatinib or nilotinib. Patients failing to reach an early molecular response at three months will then be switched to Iclusig in the second line. We expect the trial to inform the use of Iclusig as part of the emerging paradigm in CML for early switching of TKIs in patients with suboptimal responses. We anticipate that the trial will begin in the first half of 2015 and will enroll approximately 1,000 patients. Clinical data presentations from the trial are anticipated at various times over several years.

Securing a Broad Partnership for Brigatinib

In a major strategic shift for ARIAD, we expect to secure a broad partnership in 2015 to co-develop and co-commercialize brigatinib. In doing so, we will continue to leverage our existing infrastructure and capabilities, allowing us to accelerate the start of a randomized, first-line trial of brigatinib vs. crizotinib. A partnership will also provide for the exploration of new combination therapies in lung cancer that include brigatinib potentially with other approved and unapproved medicines.

Brigatinib received Breakthrough Therapy designation by the U.S. Food and Drug Administration in 2014 which may accelerate its regulatory approval timeline. Brigatinib is currently being evaluated in the global, Phase 2 pivotal ALTA trial that is anticipated to form the basis for its initial approval. We expect to achieve full patient enrollment in the ALTA trial in the third quarter 2015 and to file for approval of brigatinib in mid-2016.

Expanding its Pipeline

At the end of 2014, we nominated our next internally discovered development candidate, AP32788. This orally active TKI has a unique profile against a validated class of mutated targets in non-small cell lung cancer and certain other solid tumors and addresses an unmet medical need. We expect to file an investigational new drug (IND) application for AP32788 this year and to begin a Phase 1/2 proof-of-concept trial in 2016. This will be our third IND filing of an internally discovered oncology development candidate in the past eight years.

This complements our earlier discovery of ridaforolimus, which is being developed by Medinol Ltd. for use in drug-eluting stents (BioNIR) and is in global pivotal trials, and rimiducid (AP1903), which is being developed by Bellicum Pharmaceuticals, Inc. for use in novel cellular immunotherapies and is in Phase 2 clinical trials.

Path to Profitability

We expect to achieve profitability in 2018 through revenue growth and strategic partnerships over the next three years. This includes Iclusig revenue growth in the U.S. and in Europe, as well as Iclusig revenue from Japan and new geographies. We also anticipate increased cash flow from brigatinib revenue and partnership payments during this time period. We expect approval of Iclusig in Canada and Israel in 2015 and in Japan in 2016.

Strategic investments to support the long-term growth of the Company include its commercial presence in the U.S. and the 16 major European Union countries, the development of Iclusig in earlier lines of therapy, and the development of brigatinib and AP32788. Importantly, with a broad co-development and co-commercialization partnership for brigatinib, we do not anticipate a need for additional equity capital to fund operations. Based on this plan, we expect to achieve sustained profitability based on more than $400 million in anticipated product revenue in 2018.

2014 Key Financial Results

In conjunction with the corporate strategy update, ARIAD will also highlight key financial results for full-year 2014. Estimated and unaudited financial results for full-year 2014 include:

  Net sales of Iclusig were approximately $55 million for the year ended December 31, 2014.
  License revenue was approximately $45 million for the year ended December 31, 2014.
  Research and development expenses were approximately $120 million for the full-year 2014
  Selling, general and administrative expenses were approximately $140 million for the full-year 2014.
  As of December 31, 2014, cash and cash equivalents totaled approximately $350 million.

Presentation Reminder

As previously announced, our chairman and chief executive officer, Dr. Harvey J. Berger, will provide an overview of the Company at the 33rd Annual J.P. Morgan Healthcare Conference on January 14, 2015 in San Francisco, California, at 3:00 p.m. PT (6:00 p.m. ET), highlighting the Company’s strategic operating plan.

The ARIAD presentation will be webcast live and can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. A replay will be available on the ARIAD website approximately 24 hours after the presentation and will be archived for four weeks.

About Iclusig® (ponatinib) tablets

Iclusig is approved in the U.S., EU, Australia and Switzerland.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” which are based on management's good-faith expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for AP26113; difficulties or delays in filing for approvals and obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; the ability of our regional commercialization and distribution partners to perform as required; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the enrollment, conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. After the date of this document, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, (617) 503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, (617) 620-4888
Liza.heapes@ariad.com